Exhibit 10.1

ANTIGENICS INC.

AMENDED AND RESTATED EXECUTIVE CHANGE OF CONTROL PLAN

Subject to the terms and conditions hereinafter set forth, Antigenic Inc., a Delaware corporation, has established this Executive Change of Control Plan (the “Plan”) to offer certain compensation and benefits to certain Executives (as defined herein) in the event of a Change of Control (as defined herein), subject to the terms and conditions set forth in this Plan and the Participation Agreement to be executed by each Executive wishing to participate in this Plan, a form of which is attached hereto as Exhibit A (the “Participation Agreement”).

1. Definitions. For purposes of this Plan, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

(b) “Cause”, as determined by the Company, means: (i) Executive’s willful failure to perform (other than by reason of disability), or material negligence in the performance of, his/her duties and responsibilities to the Company or any of its Affiliates; or (ii) material breach by Executive of any provision of this Plan or the Participation Agreement; or (iii) other conduct by Executive that is materially harmful to the business, interests or reputation of the Company or any of its Affiliates.

(c) “Change in Control” shall mean: (A) the acquisition by any Organization of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the common stock of the Company; provided, however, that for purposes of this subsection (A), an acquisition shall not constitute a Change in Control if it is: (i) by a Benefit Plan sponsored or maintained by the Company or an entity controlled by the Company or (ii) by an entity pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (C) of this Section 2(c); or (B) individuals who, as of June 2, 2005, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to June 2, 2005 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (or a majority of the members of a nominating committee who are members of the Incumbent Board) shall be treated as a member of the Incumbent Board unless he/she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Organization other than the Board; or (C) consummation of a merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company, (a “transaction”) in each case unless, immediately following such transaction, (i) the beneficial owners of the common stock of the Company outstanding immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (ii) no Organization (excluding any entity resulting from such transaction or any Benefit Plan of the Company or such entity resulting from such transaction) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of such entity and (iii) at least a majority of the members of the board of directors or similar board of the entity resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or (D) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. For purposes of the foregoing: “Benefit Plan” means any employee benefit plan, including any related trust; “Board” means the Board of Directors of the Company; “Exchange Act” means the Securities Exchange Act of 1934, as amended; and “Organization” means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

(d) “Company” means Antigenics Inc., a Delaware corporation, and any successor in interest to the Company.

(e) “Executive” means each employee of the Company specifically designated by the Compensation Committee (or an individual specifically appointed by the Compensation Committee to make such determination) as eligible to participate in this Plan, provided such individual holds the position of Vice President or above in the Company, or is otherwise identified as an essential employee by the Compensation Committee.

(f) “Good Reason” means (i) material reduction in Executive’s base salary, benefits, duties or responsibilities; or (ii) relocation of Executive’s principal office, without his/her consent, to a location more than thirty (30) miles from its location on the day prior to the Change in Control.

(g) “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(h) “Products” mean all products planned, researched, developed, under development, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during Executive’s employment.

2. Change of Control.

(a) If a Change of Control occurs, on the date of such Change in Control, fifty-percent (50%) of any stock options or shares of restricted stock of the Company previously granted or issued to the Executive that are outstanding and unvested as of the date of the Change in Control shall become vested, exercisable and, in the case of shares of restricted stock, no longer subject to forfeiture,, provided that Executive is employed by the Company on the date of such Change in Control.

(b) If a Change of Control occurs and, within eighteen (18) months following such Change of Control, the Company terminates Executive’s employment other than for Cause, or such Executive terminates his/her employment for Good Reason, then the Company shall, pay to the Executive in one lump sum an amount equal to (A) twelve (12) months base salary at the rate in effect on the date of termination, plus (B) the higher of (x) Executive’s target incentive bonus for the year in which Executive’s employment is terminated, or (y) the actual incentive bonus paid to Executive, if any, under the Company’s Executive incentive plan for the last full fiscal year preceding the year in which Executive’s employment is terminated; and shall also, until the conclusion of a period of twelve (12) months following the date of termination continue to contribute to the premium cost of Executive’s participation in the Company’s group medical and dental insurance plans at the same rate that it contributes for active employees, provided that Executive is entitled to continue such participation under applicable law and plan terms, and provided further that Executive pays his/her portion of the premium cost. If the Company concludes that the foregoing arrangement could result in additional taxes or penalties for either the Executive or the Company on account of the rules under Section 105(h) of the Internal Revenue Code, then in lieu of this continued subsidized coverage, the Executive shall be provided with an additional severance payment equal to the value of this employer-provided subsidy for the twelve (12) month period, plus an additional lump-sum payment in an amount sufficient, after giving effect to all federal, state and other taxes with respect to such additional payment, to make Executive whole for all taxes (including withholding taxes) on such payment. In addition, in the event the Company terminates Executive’s employment other than for Cause, or Executive terminates his/her employment for Good Reason within eighteen (18) months following a Change of Control, then (I) any outstanding unvested options granted or issued to the Executive as of the date of the Change in Control shall become vested and shall be exercisable for ninety (90) days following termination of the Executive’s employment, (II) any shares of unvested restricted stock of the Company granted or issued to the Executive as of the date of the Change in Control shall become vested and no longer subject to forfeiture, and (III) the Company will provide Executive with an outplacement benefit in the form of a lump-sum payment of $10,000 plus an additional lump-sum payment in an amount sufficient, after giving effect to all federal, state and other taxes with respect to such additional payment, to make Executive whole for all taxes (including withholding taxes) on such outplacement assistance benefit.

(c) All payments required to be made by the Company hereunder to Executive or his/her dependents, beneficiaries, or estate will be reduced by any tax, payroll deductions or other amounts required to be withheld by the Company under applicable law.

(d) Payment(s) by the Company and contributions to the cost of Executive’s continued participation in the Company’s group health and dental plans that may be due Executive under Section 2(b) shall constitute the entire obligation of the Company to Executive. In order to receive any payments or other benefits under Section 2(b), Executive must execute a General Release of Claims in a form acceptable to the Company.

(e) Except for medical and dental insurance coverage continued pursuant to Section 2(b), benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of Executive’s employment without regard to any continuation of base salary or other payment to Executive following such date of termination.

(f) The obligation of the Company to make payments to or on behalf of Executive under Section 2(b) is expressly conditioned upon Executive’s continued full performance of obligations under the Plan and Executive’s Participation Agreement. Executive recognizes that, except as expressly provided in Section 2(b), no compensation is earned by, or in any way owing to, Executive after termination of employment.

(g) Any lump-sum payments to be made to the Executive hereunder shall be made as soon as administratively practicable and in any event no later than 2 1/2 months after the end of the year in which the Executive becomes entitled to such payment. Under the Plan, all payments which are to be made upon termination of Executive’s employment shall only be made if such termination also meets the criteria to be considered a “separation from service” as such term is defined under Section 409A of the Internal Revenue Code.

(h) To the extent any payment hereunder shall be required to be delayed until six months following separation from service to comply with the “specified employee” rules of Section 409A of the Internal Revenue Code, it shall be delayed (but not more than is required) to comply with such rules and shall promptly after such delay be paid with interest at a reasonable market rate as determined by the Company.

3. Amendment. This Plan may be amended, modified or terminated by the Compensation Committee of the Board of Directors in sole discretion, provided that any such amendment, modification or termination shall not be effective with respect to any Executive that has executed a Participation Agreement, except to the extent such Executive has agreed in writing to be bound by such amendment, modification or termination.

4. Governing Law. This is Plan shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

Adopted by Compensation Committee – November 1, 2010

Exhibit A

CHANGE OF CONTROL PLAN

Participation Agreement

Executive signing below, hereby wishes to participate in the Executive Change of Control Plan of the Company, as amended and restated effective November 1, 2010 (the “Plan”). In order for Executive to participate in the Plan, Executive must agree to the restrictions on his/her activities during and after his/her employment as provided in this Participation Agreement. Any capitalized terms used in this Participation Agreement and not defined shall have the meaning set forth in the Plan. By signing below, the Company and Executive agree as follows:

1. Participation in the Plan. Executive shall be entitled to participate in the Plan on the terms and condition provided for in the Plan and this Participation Agreement, as the same may be amended from time to time.

2. Non-competition. While Executive is employed by the Company and for the greater of (i) twelve (12) months after his/her employment terminates or (ii) the period during which Executive is receiving payments under the Plan (the “Non-Competition Period”), Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during Executive’s employment. Restricted activity includes without limitation accepting employment or a consulting position with any Person who is, or at any time within twelve (12) months prior to termination of Executive’s employment has been, a competitor or a customer of the Company or any of its Affiliates. For the purposes of this Section 2, the business of the Company and its Affiliates shall include all Products and Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products. The foregoing shall not prohibit Executive’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company. Executive agrees that, during his/her employment with the Company or any Affiliate of the Company, he/she will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his/her duties and obligations to the Company or any of its Affiliates.

3. Non-solicitation. Executive further agrees that while he/she is employed by the Company or any Affiliate of the Company and thereafter during the Non-Competition Period, Executive will not hire or attempt to hire any employee of the Company or any of its Affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates, or solicit or encourage any customer or vendor of the Company or any of its Affiliates to terminate its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates.

4. Conflicting Agreements. Executive hereby represents and warrants that the execution of this Participation Agreement, participation in the Plan and the performance of his/her obligations hereunder will not breach or be in conflict with any other agreement to which Executive is a party or is bound. In addition, except where specifically provided in the Plan or this Participation Agreement, nothing in the Plan or this Participation Agreement is intended to replace, amend or modify any other agreement between the Company and Executive, and to the extent such other agreements contain similar provisions to those provided for in this Participation Agreement, such provisions shall be in addition to the provisions provided herein and shall remain in effect.

5. Notification Requirement. Until the conclusion of the Non-Competition Period Executive shall give notice to the Company of each new business activity he/she plans to undertake, at least twenty-one (21) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of Executive’s business relationship(s) and position(s) with such Person. Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine Executive’s continued compliance with this Participation Agreement and the Plan.

6. Enforcement of Covenants. Executive acknowledges that he/she has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon his/her pursuant to the Plan and this Participation Agreement. Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Executive further acknowledges that, were he/she to breach any of his/her covenants contained in the Plan or Participation Agreement, the damage to the Company would be irreparable. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Sections 4 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

7. General. This Participation Agreement may be amended or modified by execution of an amendment signed by Executive and the Company. This is Participation Agreement and the Plan shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

IN WITNESS WHEREOF, this Participation Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by Executive, as of [INSERT DATE].

EXECUTIVE:	ANTIGENICS INC., a Delaware corporation

By:
[NAME OF EXECUTIVE]	Name:
Title: